FOR IMMEDIATE RELEASE:

OTCBB - GBCS

Global Casinos Retains Pfeiffer High Investor Relations

BOULDER, Colo. – Aug. 21, 2008 – Global Casinos, Inc. (OTCBB: GBCS) today announced it has retained Pfeiffer High Investor Relations, Inc. to establish and implement a comprehensive investor relations program.

Clifford L. Neuman, president of Global Casinos, said, "Our recent acquisition and the operational improvements we have implemented in recent months have created a foundation from which we believe we can significantly enhance the financial performance of the Company.  We look forward to working with Pfeiffer High to build investor awareness of Global Casinos and its prospects for long-term growth.”

Geoff High, principal of Pfeiffer High Investor Relations, said, "Global’s management team has executed a successful effort to expand the Company’s share of Colorado’s gaming market.  We look forward to helping build awareness among retail and institutional investors of the Company’s recent achievements and the many growth opportunities in is pursuing."

About Global Casinos, Inc.

Global Casinos, Inc. owns and operates the Bull Durham Saloon and Casino and Doc Holliday Casino, located in Colorado’s limited stakes gaming districts of Black Hawk and Central City, respectively.

About Pfeiffer High Investor Relations, Inc.

Pfeiffer High is a full-service investor relations firm based in Denver. Since 1982 the firm has been helping public companies maximize shareholder value by implementing comprehensive investor relations programs designed to raise awareness among buy- and sell-side analysts, institutional portfolio managers, brokers, individual investors and the financial media.  Pfeiffer High serves an array of emerging growth companies operating across a diverse spectrum of industries.  Clients include Dynamic Materials Corporation (Nasdaq: BOOM), the world’s leading provider of explosion-welded clad metal plates, and Pyramid Oil Company (AMEX: PDO).

Safe Harbor Statement

Certain statements in this news release that are not historical facts are forward-looking statements, such as statements relating to anticipated enhancements in the Company’s financial performance, and future development or expansion activities.  Such forward-looking statements involve a number of risks and uncertainties that may significantly affect performance and financial results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements.  Such risks and uncertainties include, but are not limited to, those related to effects of competition, leverage and debt service financing and refinancing efforts, general economic conditions, changes in gaming laws or regulations (including the legalization of gaming in various jurisdictions), risks related to development and construction activities, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-KSB for the year ended June 30, 2007.

CONTACTS:

Clifford L. Neuman

President and CEO

Global Casinos, Inc.

303-449-2100

Geoff High

Principal

Pfeiffer High Investor Relations, Inc.

303-393-7044